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                                                                      Exhibit 99

                                                                      JUST PIK'T
The Fresh Juice Company                                              FRESH PIK'T
                                                                   FLORIDA PIK'T
                                                                        ULTIMATE

FOR IMMEDIATE RELEASE

Contact: Gayle Henderson
Saratoga Beverage Group, Inc.
(518) 584-6363 ext. 118                 Contact: Steven Bogen or Jeff Heavirland
                                        The Fresh Juice Company, Inc.
                                        (973) 465-7100 or (626) 812-6022


              SARATOGA BEVERAGE GROUP AND THE FRESH JUICE COMPANY
                     ANNOUNCE AMENDMENT TO MERGER AGREEMENT
________________________________________________________________________________

Saratoga Springs, NY and Newark, NJ, October 14, 1998 -- Saratoga Beverage Group, Inc. (Nasdaq: TOGA) and The Fresh Juice Company, Inc. (Nasdaq: FRSH) jointly announced that they have signed a Restated Agreement and Plan of Merger (the "Merger Agreement"). Subsequent to the merger, Fresh Juice will be operated as a wholly owned subsidiary of Saratoga Beverage Group. Pursuant to the terms of the Merger Agreement, Saratoga Beverage Group will purchase the shares of Fresh Juice common stock for a purchase price per share of $2.244 in cash and 0.33 shares of Saratoga Class A common stock. (For example, a holder of 1,000 shares of Fresh Juice common stock will receive $2,244.00 in cash and 330 shares of Saratoga Class A common stock.) The transaction was restructured to reflect Saratoga's desire to deleverage the acquisition given current market conditions.

Pursuant to the terms of the Merger Agreement, Steven Bogen, Chief Executive Officer of Fresh Juice, will be added to the Board of Directors of Saratoga. Mr. Bogen will also become a consultant to Saratoga following the merger. Jeff Heavirland, in addition to his current responsibilities as Chief Executive Officer of The Fresh Juice of California d/b/a Hansen's Juice Company, a subsidiary of Fresh Juice, will become an officer of Saratoga.

Saratoga and Fresh Juice have also entered into a voting agreement whereby certain stockholders who are directors or officers of Fresh Juice, and collectively own approximately 41.6% of the equity of Fresh Juice, have agreed to vote in favor of the merger. The voting agreement expires if the Merger Agreement is terminated. Saratoga or its affiliates may acquire shares of Fresh Juice on the open market prior to the merger.

In connection with the merger, Saratoga has received a commitment letter form NationsBank to provide Saratoga with senior debt financing. The consummation of the transactions contemplated by the Merger Agreement is subject to several material conditions, including, among others, the consummation of the above-described financing and the approval of the merger by the stockholders of Fresh Juice and the approval of the issuance of Saratoga Class A common stock in the merger by the stockholders of Saratoga.

 Corporate Headquarters: 280 Wilson Avenue, Newark, NJ 07105-3825 Phone
                                973.465.7100 Fax 973.465.7170
   Florida Production Facility: 1000 American Superior Blvd., Winter Haven, FL
                   33884 Phone 941.299.6915 Fax 941.299.6713
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Saratoga Beverage Group and the Fresh Juice Company
Announce Execution of an Amended and Restated Agreement and Plan of Merger
Page 2


Although there can be no assurance that the merger will be completed, the parties expect, subject to the satisfaction of all conditions, to consummate the merger late in the fourth quarter of this year. Under certain conditions, if the Merger Agreement is terminated or the merger is not consummated, either Saratoga or Fresh Juice, depending on the circumstances, may be entitled to a fee as liquidated damages.

Robin Prever, President and Chief Executive Officer of Saratoga, stated that "This is a terrific opportunity for the shareholders of Saratoga Beverage Group. It gives our Company critical mass and furthers the Company's strategy of rolling up specialty beverage companies with similar distribution channels."

Steven Bogen, Chief Executive Officer of Fresh Juice, stated that "We believe that the revised merger agreement is in the best interest of our shareholders. It offers our shareholders the opportunity to receive cash for their shares and realize future upside potential in a larger, more diversified enterprise."

This news release contains forward-looking statements which are based on Saratoga's and Fresh Juice's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Saratoga's and Fresh Juice's control. Actual results could vary materially from expected results due to a variety of factors, including but not limited to, the general performance of the economy, specifically as it affects the retail beverage industry; factors applicable to Saratoga and its business referred to in the Securities and Exchange Commission filings of Saratoga, particularly Saratoga's Annual Reports on Form 10-K for the year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and factors applicable to Fresh Juice and its business referred to in the Securities and Exchange Commission filings of Fresh Juice, particularly Fresh Juice's Annual Report on Form 10-KSB for the year ended November 30, 1997, as amended, and its Quarterly Reports on Form 10-QSB for the quarters ended February 28, 1998 and May 31, 1998.

Saratoga Beverage Group, Inc., formerly the Saratoga Spring Water Company, was founded in 1872. The Company produces sparkling and non-carbonated spring water products, and Saratoga Splash. The Company is traded on the Nasdaq SmallCap Market under the symbol TOGA.

The Fresh Juice Company, Inc. manufactures, markets and distributes fresh squeezed and frozen fresh squeezed citrus juices, fresh fruit smoothies (blends of juices and purees) and other non-carbonated beverages to both food service and retail customers. Fresh Juice has production and distribution facilities on both the East Coast and West Coast. Marketed under the labels "Fresh Pik't," "The Fresh Juice Company," "Hansen's," "Ultimate" and "Just Pik't," Fresh Juice's products are premium, minimally processed fresh fruit juice products.